UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 708-6600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Note Receivable Related to the Sale of Louisiana Medical Center and Heart Hospital
On September 30, 2011 MedCath Corporation (“MedCath”) entered into a definitive Debt and Equity Purchase Agreement (the “Purchase Agreement”) to sell its interest in Louisiana Medical Center & Heart Hospital (LMCHH) to Cardiovascular Care Group (CCG). MedCath financed CCG’s purchase with a secured promissory note that was initially scheduled to mature 60 days after closing, subject to extension at CCG’s election for up to 60 additional days. CCG has notified MedCath that CCG has elected to extend the maturity date of this promissory note from November 30, 2011 to December 31, 2011. In accordance with the terms of the purchase agreement, CCG retains the right to extend the maturity of this promissory note for another 30 days beyond December 31, 2011.
Department of Justice Tolling Agreement
On September 17, 2010, consistent with letters received by other U.S. hospitals and hospital systems, the Department of Justice (“DOJ”) sent a letter notifying MedCath of the DOJ’s investigation of eight MedCath hospitals regarding ICD implantations. In its letter, the DOJ stated that its review was preliminary and its data suggests that MedCath’s hospitals may have submitted claims with respect to ICDs and related services that were inconsistent with Medicare policy. Since receipt of the DOJ letter, MedCath has sold its equity interests or substantially all of the assets in eight of its ten hospitals. For six of the eight hospitals which have been sold, MedCath has retained any potential liability related to the DOJ’s ICD investigation. Pursuant to the DOJ’s request, MedCath entered into a tolling agreement that tolled the statute of limitations for allegations related to ICDs until October 31, 2011. During October 2011, MedCath received a request from the DOJ to extend the tolling agreement for one additional year until October 31, 2012. MedCath has agreed to the extension and has entered into a one year tolling agreement extension with the DOJ until October 31, 2012. MedCath continues to cooperate with the investigation and is actively engaged in discussions with DOJ to clarify the issues involved in the investigation. To date, the DOJ has not asserted any claims against MedCath and MedCath expects to continue to have input into the investigation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: November 22, 2011	By:	/s/ Lora Ramsey
Lora Ramsey
Chief Financial Officer